                                                                      EXHIBIT 11
                                                                      ----------

                       THE LIMITED, INC. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS

                      (Thousands except per share amounts)



                                                   Thirteen Weeks Ended
                                             ----------------------------------
                                                 May 3,              May 4,
                                                  1997                1996
                                             ----------------  ----------------
Net income                                            $24,873           $28,152
                                             ================  ================
Common shares outstanding:

   Weighted average                                   379,454           379,454

   Dilutive effect of stock options                     1,156               550

   Weighted average treasury shares                 (108,132)          (69,513)
                                             ----------------  ----------------

   Weighted average used to calculate
      net income per share                            272,478           310,491
                                             ================  ================

Net income per share                                     $.09              $.09
                                             ================  ================

Note: Exercise of the Wexner Agreement (which cannot occur prior to January 31,
      1998) was determined not to dilute reported earnings per share.